Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity
	Common Stock, $0.001 par value per share, reserved for future issuance under the LivePerson, Inc. 2018 Inducement Plan, as amended	Rule 457(c) and Rule 457(h)	1,620,000	(2)	$0.55	(3)	$891,000	0.0001476	$132
	Common Stock, $0.001 par value per share, reserved for future issuance under the CEO Stock Option Inducement Award	Rule 457(h)	1,000,000	(4)	1.02	(4)	$1,020,000	0.0001476	$151
	Rights to Purchase Series A Junior Participating Preferred Stock	(5)	(5)		(5)		(5)	(5)	(5)

	Total Offering Amounts						$1,911,000		$283
	Total Fee Offsets								—
	Net Fee Due								$283

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of LivePerson, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)Represents 1,620,000 additional shares of the Registrant’s common stock that were authorized for issuance under the Registrant’s 2018 Inducement Plan, as amended.
(3)Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $0.55 was computed by averaging the high and low prices of a share of the

Registrant’s common stock reported on NASDAQ on June 18, 2024, a date within five business days prior to the date of the filing of this Registration Statement.
(4)Represents 1,000,000 shares of the Registrant’s common stock that were authorized for issuance upon exercise of the CEO Stock Option Inducement Award, granted to the Chief Executive Officer of the Registrant in connection with the commencement of his employment, which stock option has an exercise price of $1.02 and will become exercisable based on achievement of certain performance and time-based vesting conditions. The maximum offering price was calculated in accordance with Rule 457(h) based on the stock option’s exercise price of $1.02.
(5)The rights to purchase Series A Junior Participating Preferred Stock (the “Purchase Rights”) are initially carried with the shares of the Registrant’s common stock. The Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and the value attributable to such Purchase Rights, if any, is reflected in the market price of the shares of the Registrant’s common stock. Accordingly, the Purchase Rights do not carry a separate price or necessitate an additional registration fee.